Exhibit 99.2

Investor Conference Call Script - Third Quarter Ended September 30, 2004

CBL& ASSOCIATES PROPERTIES, INC.
Conference Call, Third Quarter 2004
November 5, 2004 @ 10:00 AM EST

Thank you and good morning. We appreciate your participation in today's conference call to discuss CBL's 2004 third quarter operating results. Joining me today is Stephen Lebovitz, the Company's President and Katie Knight, Director of Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share are based upon a fully diluted converted share. Also, references made to community centers are only those that are wholly owned by CBL & Associates Properties, Inc. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein for a discussion of such risks and uncertainties.

A transcript of today's comments including the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. Last night we posted the supplemental schedules on our website which can be found in the investor relations section, under financial reports. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release on the Form 8-K.

Stephen's Comments:

Thank you, Katie.
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This past quarter has been a strong one for CBL. We are pleased with the results of the quarter, particularly in light of our concerns earlier this year regarding the impact of retailer bankruptcies on our performance. Business results have been successful across the board including acquisition, development, leasing and operating performance.

LEASING

On the leasing front, the past three months have been spent aggressively addressing expiring leases, leasing up developments, and re-leasing the vacant space that occurred as a result of bankruptcies and store closings. We have made significant progress, as I will describe.

During the quarter we entered into approximately 626,000 square feet of new and renewal leases, including approximately 192,000 square feet of new leases and 434,000 square feet of renewal leases. This compares with a total of 480,000 square feet of new and renewal leases completed in the third quarter of 2003. Leasing for both periods excludes results achieved in the community center portfolio contributed to the Galileo joint venture.

For the 451,900 square feet of vacant space resulting from bankruptcies and store closures from June 30, 2003 through September 30, 2004, which accounted for $8.0 million in minimum annual rents, we have re-leased approximately 46% of the space and with increases in annual rent per square foot of over 5.6%.

Occupancy for the portfolio, excluding properties contributed to the Galileo joint venture, was 92.4% at quarter-end, a 130 basis point increase from the previous quarter and 100 basis points above the prior year period. Notable lease-up in our three non-stabilized malls was a major contributor to our overall leasing success this quarter. Based on the leasing success achieved in the third quarter, we anticipate 2004 year-end occupancy will wind up near year-end 2003 with occupancy in the range of 94% to 95%.

For the entire portfolio, leases in the third quarter were signed at 20.1% higher average base rent per square foot than average base rent per square foot on vacated space.

For the quarter, leasing spreads for comparable space in the total portfolio were 1.9%, based on initial rents and 3.8% higher based on average rents.

DEVELOPMENTS

On the development side, we have commenced construction on several new developments, redevelopments and anchor and big box additions. Since the beginning of 2003, we have added or are in the process of adding over 25 big box and anchor retailers to more than one third of our existing mall portfolio. Our deal flow remains strong and we believe you will continue to see promising developments, expansions, redevelopments and renovations throughout our portfolio.

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During the quarter we announced plans for the expansion and renovation of
Fayette Mall in Lexington, KY. Fayette is one of our premier super-regional malls with sales of approximately $500 per square foot. We are extremely excited about this development. Approximately 148,000 square feet will be added to Fayette Mall including the construction of a two-level 80,000 square foot Dick's Sporting Goods and the addition of approximately 53,000 square feet of mall shop space and two restaurants covering 15,500 square feet. The expansion is currently 83% pre-leased or committed. Construction has commenced on the expansion and the renovation is scheduled to begin in January with an anticipated completion date of October 2005.

Renovation of Panama City Mall was completed this quarter. The multi-million dollar renovation included updates to lighting, flooring, signage and the food court, as well as other improvements. Two other malls are currently under renovation; Cherryvale Mall in Rockford, IL and Northwoods Mall in North Charleston, SC and both will be completed by the end of this month. Total renovation expenditures for all three malls, excluding deferred maintenance expense, will be approximately $23.0 million. We believe the periodic updating and renovation of our properties is an essential element in enhancing each mall's dominant position in the community and the consumer's shopping experience. We find considerable value in performing these renovations on a timely basis, and we believe that there is a noticeable difference in our portfolio compared with others that may not take such a proactive approach to maintaining and updating their malls.

Newly constructed anchors were opened at two malls this quarter: a Rich's-Macy's at Arbor Place in Douglasville, GA and JCPenney at CherryVale Mall in Rockford, IL. In October we announced the opening of Dick's Sporting Goods at both East Towne Mall and West Towne Mall in Madison, WI and this month we opened a Dick's at The Lakes Mall in Muskegon, MI. We have begun construction on a Dick's at the associated center located adjacent to Westmoreland Mall in Greensburg, PA and anticipate opening this store in Spring 2005. These additions are just one more way in which CBL is able to enhance the portfolio. Providing an appealing retailer mix and expanded selection keeps consumers coming back to CBL malls.

Construction of Southaven Towne Center, our 407,000 square foot open-air development in Southaven, MS is underway. The project is currently 94% leased or committed. We have announced a number of attractive retailers joining the development at Southaven, including Kirkland's, Lane Bryant, Pier One, Rack Room Shoes, Yankee Candle and others. These retailers will compliment the anchor stores, which include Dillard's JCPenney, Circuit City and Linens N Things. We believe this development will be extremely successful and will provide a shopping experience that is currently lacking in the South Memphis area.

Another project we began in the third quarter is the redevelopment of Hamilton Corner, here in our hometown of Chattanooga, TN. Hamilton Corner is being redeveloped into a 68,000 square foot upscale, lifestyle shopping center to include such tenants as Ann Taylor Loft, Chico's, Coldwater Creek, J. Jill, Bombay Company and a Bonefish Grill Restaurant. We are pleased to bring these

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quality retailers to The Hamilton Place Mall area here in Chattanooga and believe the unique streetscape format will offer an alluring experience for local-area shoppers.

In October we purchased land and commenced construction on a 156,000 square foot open-air shopping center in Chicopee, MA. Chicopee Marketplace is currently over 70% pre-leased or committed with the grand opening slated for August 2005. New additions to Chicopee's retail line-up include iParty, Sleepy's, Marshall's and Staples. These stores will join Wal-Mart and Home Depot.

We also recently announced a new development in Royal Palm Beach, FL. The 225,000 square foot Cobblestone Village at Royal Palm Beach is anchored by a 185,000 square foot SuperTARGET and will feature an additional 40,000 square feet of small shop space. Target opened on October 14th and we plan to open the small shop space in early summer 2005. The small shop space is more than 70% leased or committed.

Construction is progressing on the Village Shops, the 75,000 square foot open-air expansion at Monroeville Mall in Monroeville, PA. Tenants will include:
Barnes & Noble, Ulta Cosmetics, National City Bank, and two restaurants, Wolfgang Puck's and Johnny Carino's.

At Imperial Valley Mall, our 752,000 square foot 60/40 joint venture with MGHerring Group in Imperial Valley, CA, we added several new retailers to the line-up during the quarter, including: Anchor Blue, Baker's Shoes, Pacific Sunwear and Verizon Wireless. These new additions will join previously announced stores as well as our anchors, which include Dillard's, Sears, JCPenney and Robinsons-May. The development is currently over 74% leased or committed. We are on track for the March 9, 2005 grand opening and invite each of you to join us at the Grand Opening Celebration and Gala.

Currently, we have approximately 2.1 million square feet under construction, excluding renovations. This represents a net total investment of approximately $161.4 million. We are enthusiastic about our development pipeline and the opportunities we are pursuing and look forward to bringing these and other projects on-line.

RETAIL SALES

Updating the status of our outlook on the current retail environment, we continue to see steady improvement in the market as well as in our own portfolio. Leasing has been strong and retailers are continuing to expand existing formats as well as develop new concepts. We are in discussion with retailers about adding their new stores and are eager for the possibility of locating some of these emerging concepts at our malls. We are constantly working with fresh new retailers that we believe will blend well with the already strong retail base of our malls.

Although reports indicated a weaker than anticipated "back to school" season and sales were impacted from the hurricanes along the Florida and Gulf coasts, our

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stabilized mall portfolio showed strong sales growth. Sales per square foot for the nine-months ended September 30, 2004 in stores of 10,000 square feet and less that have reported increased 4.0% over the prior year period. Based on current reports from our malls, we anticipate a good holiday sales season.

ACQUISITIONS

This has been an extremely busy year for our acquisition team as they have reviewed a number of acquisition opportunities. Year-to-date, we have closed on over $700 million in accretive transactions at a favorable weighted average cap rate of 7.83%. These acquisitions represent six malls totaling 5.3 million square feet with average sales of $360 per square foot for 2003. Over the past 12-months, we have acquired ten malls totaling approximately 8.0 million square feet for a total investment of nearly $1 billion. Please note that our cap rates are based on income in-place. We do not, nor have we ever based our cap rates on forward 12-month or projected income. We continue to review a significant number of acquisition opportunities that fit within our investment criteria and anticipate making more announcements before year-end.

I will now turn the call over to John Foy to discuss our financial results.

John's Comments:

FINANCIAL REVIEW

Thank you, Stephen and good morning everyone.

I will begin with a review of the financial highlights that occurred in the third quarter:

On a diluted, fully converted basis, Funds From Operations per share for the third quarter was up 12.1% to $1.30 per share, compared with $1.16 per share for the third quarter of 2003. Approximately 88% of the growth in FFO this quarter was attributable to external sources resulting from the acquisition of eleven malls and three associated centers since the second quarter 2003, as well as contributions from Coastal Grand, our new mall in Myrtle Beach and other new developments. The remaining growth was attributable to increases in same center NOI.

For the portfolio, same center NOI growth for the third quarter was 4.1% or $4.0 million. Major contributors to the growth in NOI this quarter were the occupancy gains over third quarter 2003 and contributions from specialty leasing, branding and sponsorship income and tenant reimbursements. Same center NOI in the mall portfolio grew 3.3% or $3.0 million, associated center NOI declined 0.5% or a loss of $22,000, community center NOI rose 30.8% or $800,000 and other NOI grew 16.4% or $304,000. The cost recovery ratio was 102.8% for the third quarter and we would anticipate the year to wind up in the high 90s.

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The following are some specifics of our financial results:

1. We received $0.01 per share of FFO from lease termination fees, flat from the prior year period. We do not include lease termination fees in our guidance.
2. Gains from the sale of non-operating real estate contributed $0.02 in the third quarter 2004 compared with none in the comparable period in 2003.
3. Outparcel sales contributed $42,000 to the quarter or less than a tenth of a penny. Outparcel sales contributed approximately $837,000 or $0.01 to the prior year period. We do not include outparcel sales in our guidance.
4. SFAS 141 and 142 - Amortization of debt premiums and above and below market leases, combined, added $0.05 per share to the third quarter 2004, compared with a negligible amount in the prior year period.
5. Management, development and leasing fees were up 135% in the third quarter 2004, primarily due to fees from Galileo, the American Express gift card program and guarantee fee income triggered by the refinancing of the Coastal Grand - Myrtle Beach construction loan with a long-term, fixed rate financing.
6. Other income increased by 53% or $1.9 million in the third quarter 2004, primarily due to increased income from our taxable REIT subsidiary. This was offset by an increase in the Other Expenses line item of $3.0 million in the third quarter 2004, primarily due to a $1.6 million write off for abandoned projects and increased expense from our taxable REIT subsidiary.
7. General and administrative expenses were up 14.6% or $1.0 million in the third quarter 2004, primarily due to increases in personnel expense. We have added 16 new employees in the past 12-months. As a percentage of revenue, G&A represented 4.3% of the total revenues in the quarter, compared with 4.4% and 4.5% for the prior period and second quarter, respectively. We believe that third quarter G&A approximates a good run rate for fourth quarter.

DIVIDEND ANNOUNCEMENT

Yesterday, we were pleased to announce a 12.1% increase in our quarterly common dividend beginning in the fourth quarter 2004 and representing an annual dividend of $3.25 per share. This increase marks our third consecutive year of a double-digit dividend increase. We are delighted to continue to extend our many years of dividend growth and look forward to a long future of increasing shareholder returns.

Based on FFO per diluted, fully converted share and our common dividend distributions per share, our payout ratio was 55.8% for the quarter and 58.2% for the nine-months ended September 30, 2004.

Our total debt-to-market capitalization as of September 30, 2004 was 48.2% compared with 49.4% as of June 30, 2004 and 46.9% as of September 30, 2003. Our floating rate debt accounted for 25% of the total consolidated and unconsolidated debt outstanding at September 30, 2004 and 12% of our total market capitalization at the close of the quarter. We work hard to maintain a conservative balance sheet, as we believe it is our job to maximize return on capital but not take a disproportionate amount of risk. We will continue with

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our strategy of always seeking out opportunities to replace short term, variable rate financing with longer-term, non-recourse, fixed rate financing. This quarter, we took the opportunity to replace a construction loan at Coastal Grand with 10-year fixed rate financing at a very favorable rate of 5.09% for the $100 million securitized portion of this loan.

The interest coverage ratio as of September 30, 2004 was 2.73 times compared with 2.79 times as of September 30, 2003. The change in coverage was primarily the result of an increase in the debt level due to the acquisition of ten malls.

CONCLUSION

We view our impressive results, including the 12.0% FFO growth, 100 basis point increase in occupancy, 4.1% increase in same center NOI as well as other improving metrics, as a testament to the success of the quarter. We believe we are well positioned within an improving retail market to continue to achieve record results and we look forward to returning that success to our shareholders in the form of dividend increases. We continue to see acquisition opportunities available and anticipate adding to our portfolio in the coming years with properties that offer ample opportunity to increase value.

Based on third quarter operating results and our expectations going forward, we have adjusted our 2004 FFO per share guidance to a range of $5.14 to $5.19 from a range of $4.98 to $5.03. Included in the guidance is our increased NOI expectation. We now anticipate NOI growth for the year will be within a range of 2.0% - 2.5%. This increased expectation contributes approximately $0.05 to the low and high end of our increased guidance. In addition, we have added approximately $0.08 to the low and high end of our guidance to account for additional accretion from completed acquisitions and developments, higher than expected tenant reimbursements and lower cost of capital. We intend to provide 2005 guidance in the fourth quarter earnings release. Please note, that we have added a section to page ten of our supplemental and will be posting the updated version to our website following the call.

OUTLOOK


         1. We are encouraged by the strong retail sales reports for October, particularly the gains posted by mall-based specialty apparel retailers such as The Limited, American Eagle and Abercrombie & Fitch. We expect to see retailers continue to look to broaden their sales by adding new stores and rolling out the new concepts they have announced.

         2. Our development program is very active with 2.1 million square feet of projects under construction today and several future projects in the pipeline. We continue to follow our disciplined approach to new development by requiring that pre-leasing and investment return hurdles be met.

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         3. Our joint venture with Galileo continues to perform well and our partners in Australia are enjoying excellent success.

         4. This month we completed our eleventh year as a public company. As indicated by our 12.1% dividend increase, we have a confident outlook for the coming year and look forward to continuing to grow FFO and our dividend and to generating superior results for our shareholders.

We appreciate your continued support. Stephen and I would now be glad to answer any questions you may have.